3701 Wayzata Blvd Suite 500 | Minneapolis, MN 55416 | 952-947-7777 Jim Lain March 13, 2026 Re: Letter Agreement for Chief Operating Officer Dear Jim, On behalf of Regis Corporation (“Regis”), thank you for service as Interim President and CEO and the Board looks forward to your continued employment with Regis in the role of Chief Operating Officer (“COO”) with the following terms: • Term: You will transition from your current role as Interim President and CEO to Chief Operating Officer, reporting to the President and CEO, effective March 16, 2026, and continuing until the date your employment with Regis is terminated by you or Regis for any reason. • Base Salary: $470,000. • Annual Bonus: You will remain eligible for a cash bonus under the Regis Corporation Short-Term Incentive Plan, provided that your target payout will equal 70% of your annualized base salary, with your annual bonus for the Company’s fiscal year 2026 determined by pro-rating your target bonus based on (i) your base salary of $550,000 and target bonus of 100% of such base salary in effect for approximately 8.5 months of the year and (ii) your base salary of $470,000 and target bonus of 70% of such base salary in effect for approximately 3.5 months of the year. • Continued Service Bonus: In recognition of your past service and to encourage your continued service to Regis, you will earn and receive a retention bonus in the amount of $500,000, less applicable withholdings (the “Retention Bonus”), if you remain employed by Regis through March 16, 2027, to be paid to you no later than March 31, 2027. If Regis terminates your employment without Cause (as defined in the Company’s Amended and Restated Senior Executive Severance Policy dated September 1, 2022, which plan may be amended from time to time (the “Executive Severance Policy”)) prior to September 16, 2026, and you sign and do not rescind a release of claims in a form determined by Regis (a “Release”) following your termination of employment, then you will receive an amount equal to fifty percent (50%) of the Retention Bonus ($250,000, less applicable withholdings), payable to you in a lump sum within thirty (30) days after the Release becomes effective. If Regis terminates your employment without Cause (as defined in the Executive Severance Policy) on or after September 16, 2026 and prior to March 16, 2027, and you sign and do not rescind a Release following your termination of employment, then you will receive an amount equal to (i) the Retention Bonus ($500,000), multiplied by (ii) a fraction, the numerator of which is the number of days you are employed by Regis between March 16, 2026 and your last day of employment with Regis and the numerator of which is 365, less applicable withholdings, payable to you in a lump sum within thirty (30) days after the Release becomes effective. • Employee Benefits: You will continue to be eligible to participate in executive level perquisites and employee benefit plans and programs generally available to other senior executives of the Company, subject to the terms and conditions of such plans and programs, which may change from time to time. Docusign Envelope ID: 436B841E-F980-477F-A544-0207CA4704E3

• Covenants: You will continue to be bound by the terms of the confidentiality and restrictive covenants you signed as a condition of your initial employment with Regis. For avoidance of doubt, you acknowledge and agree that you are agreeing to the terms of your continued employment with Regis as set forth in this letter and that such terms do not give you grounds to resign for good reason or constitute a constructive termination event you may have under any equity or other compensation arrangement. You further acknowledge and agree that this offer, should you accept it, supersedes and replaces any other understanding or other agreement between you and Regis with respect to your employment with Regis, provided that Regis remains obligated to pay you the Interim Service Bonus in accordance with the terms set forth in the Interim CEO Offer Letter Agreement between you and Regis dated June 20, 2025. Your employment with Regis continues to be at-will, which means either you or Regis may terminate your employment at any time for any reason, subject to any rights you may have under this letter or the Executive Severance Policy, and Regis may alter the terms of your employment at any time and for any reason. Jim, I am delighted to provide you the opportunity to serve in this COO role. Please sign below to indicate your approval. Respectfully, Michael J. Merriman Member, Board of Directors Accepted by: Jim Lain Docusign Envelope ID: 436B841E-F980-477F-A544-0207CA4704E3